Exhibit 10.4

Execution Version

ADMINISTRATION AGREEMENT

BETWEEN

HPS REAL ASSETS LENDING COMPANY LP

AND

HPS INVESTMENT PARTNERS, LLC

This Administration Agreement (“Agreement”) is made as of April 24th, 2026 by and between HPS REAL Assets Lending Company LP, a Delaware limited partnership (the “Company”), and HPS Investment Partners, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Company hereby retains the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review and oversight by the board of directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Company, including, but not limited to, maintaining financial records, filing of the Company’s tax returns, overseeing the calculation of the Company’s net asset value, facilitating transactions in the Company’s limited partnership interests (the “Shares”), compliance monitoring (including diligence and oversight of the Company’s other service providers), preparing reports to the Company’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”) and other regulators, preparing materials and coordinating meetings of the Board, managing the payment of expenses, the payment and receipt of funds for investments and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with sub-administrators, custodians, depositories, depositaries, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Board.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Company. The Administrator agrees that all records which it or its delegate maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Company will be preserved in accordance with applicable law, unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses.

(a) In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations, including the Company’s allocable portion of the costs and expenses of providing personnel and facilities hereunder, except as otherwise provided herein and in that certain Amended and Restated Operating Agreement, by and between the Company and HPS Investment Partners, LLC, in its capacity as the Company’s manager (“Manager”) (as amended, restated and/or supplemented from time to time (the “Operating Agreement”)).

(b) Except as specifically provided herein (including Section 4(c) below) or otherwise in the Operating Agreement, the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its affiliates who provide services to the Company pursuant to the Operating Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its affiliates), including, without limitation, normal overhead expenses relating to the business or operation of the Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement) with respect to such personnel (the “Manager Expenses”).

(c) The Company will reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations under this Agreement. Such reimbursement will include the Company’s allocable portion of compensation, salaries, bonuses, benefits, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to: (i) the Company’s chief financial officer and staff; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any internal audit group personnel of the Administrator or any of its affiliates, subject to the limitations described in the Operating Agreement and this Agreement. The Company shall be responsible for the payment of all Partnership Expenses, as that term is defined in the Amended and Restated Limited Partnership Agreement of the Company (as amended, restated and/or supplemented from time to time, the “LPA”) and used in the Operating Agreement. The Company shall pay all of its costs and expenses, and shall reimburse the Manager or its affiliates for documented costs and expenses of the Manager and its affiliates to the extent incurred on behalf of the Company that are “Partnership Expenses” in accordance with the Operating Agreement. For the avoidance of doubt, Manager Expenses are not Partnership Expenses. The Manager, in its sole and absolute discretion, shall determine whether a cost or expense is a Manager Expense or Partnership Expense.

(d) In addition, the Administrator may delegate its obligations under this Agreement to an affiliate or to a third party and the Company shall reimburse the Administrator for any services performed for it by such affiliate or third party. The Administrator may compensate the sub-administrator for its sub-administrative services under a sub-administration agreement.

(e) From time to time, the Manager and the Administrator or their affiliates, each in their own capacities, may pay third-party providers of goods or services. The Company will reimburse the Manager and the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Manager and the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Company’s shareholders.

(f) Costs and expenses of the Administrator that are eligible for reimbursement by the Company will be reasonably allocated to the Company on the basis of time spent, assets under management, usage rates, time allocation, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

(g) Notwithstanding the foregoing, the amount of the reimbursement payable to the Administrator will be the lesser of: (1) the Administrator’s actual costs incurred in providing such services and (2) the amount that the Company estimates it would be required to pay alternative service providers for comparable services in the same geographic location.

(h) The Administrator shall not be entitled to reimbursement under this Agreement for any services for which it receives a separate fee, or for rent, depreciation, utilities, capital equipment or other administrative items allocated to a controlling person of the Administrator.

5. Limit of Liability.

(a) The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board or the Company. To the fullest extent permitted by law, the Administrator and its affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners and shareholders, will not be liable to the Company for any acts or omissions by the Administrator or its affiliates performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting gross negligence, fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction.

(b) The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Administrator, its affiliates, and the directors, officers, employees and shareholders of the Administrator and its affiliates including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners and shareholders (each, an “Administrator Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Administrator Indemnified Party performed in good faith under this Agreement and not constituting gross negligence, fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction.

(c) An Administrator Indemnified Party may consult with reputable legal counsel, accountants, consultants or other advisors in respect of the Company’s activities or affairs and shall not be liable to the Company or any other person who is party to or bound by this Agreement for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care. An Administrator Indemnified Party shall, to the fullest extent permitted by applicable law, be treated as having acted in good faith and with the requisite degree of care if such Administrator Indemnified Party has relied on reports and written statements of the directors, officers, employees, agents, stockholders, members, managers and partners of an asset-based finance asset of the Company, unless such Administrator Indemnified Party had reason to believe that such reports or statements were not true and complete.

(d) The Company will periodically reimburse each Administrator Indemnified Party for all expenses (including reasonable fees and expenses of counsel) as such expenses are incurred in connection with investigating, preparing, pursuing or defending any proceeding related to, arising out of or in connection with this Agreement or the Company’s activities or affairs whether or not pending or threatened and whether or not any Administrator Indemnified Party is a party thereto; provided that such Administrator Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Administrator Indemnified Party is not entitled to be indemnified by the Company in connection with such matter as provided in the exception contained in the immediately preceding sentence. If for any reason the indemnification described in this paragraph is unavailable to any Administrator Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Administrator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Administrator Indemnified Party, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(e) The Company’s obligation, if any, to indemnify or advance expenses to any Administrator Indemnified Party is intended to be secondary to any such obligation of, and shall be reduced by any amount such Administrator Indemnified Party collects as indemnification or advancement from any asset-based finance asset (or subsidiary thereof) of the Company, or any applicable insurance policy described herein. If the Company or an Administrator Indemnified Party is entitled to indemnification or advancement from any such asset-based finance asset (or subsidiary thereof), or insurance policy, the Company or such Administrator Indemnified Party shall use commercially reasonable efforts to first seek indemnification or advancement from such asset-based finance asset (or subsidiary thereof), or insurance policy. Notwithstanding anything to the contrary in this Agreement, the Company may, in the discretion of the General Partner or Board, pay any obligations or liabilities arising out of this Section 5 as a secondary indemnitor at any time prior to any primary indemnitor making any payments any such primary indemnitor owes, it being understood that any such payment by the Company shall not constitute a waiver of any right of contribution or subrogation to which the Company is entitled (including against any primary indemnitor) or relieve any other indemnitor from any indemnity obligations. Except as set forth in this Section 5, neither an Administrator Indemnified Party nor the Company shall be required to seek indemnification or contribution from any other sources with respect to any amounts paid by the Company in accordance with this Section 5.

6. Activities of the Administrator. The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees, partners and shareholders of the Company are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company.

7. Duration and Termination.

(a) The term of this Agreement will continue indefinitely unless terminated as described below. This Agreement may be terminated upon the affirmative vote of our Board. The Company will provide the Administrator 180 days’ written notice of any termination. The Company may also terminate this Agreement for “cause,” as described in Section 7(c) below.

(b) The Administrator may also terminate this Agreement, without payment of any penalty, by providing the Company with 60 days’ written notice. In addition, this Agreement will be automatically terminated in the event that the Operating Agreement is terminated. The Administrator may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately prior to such event. In addition, if the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement and the default continues for a period of 30 days after written notice to the Company requesting that the default be remedied within that period, the Administrator may terminate this Agreement upon 60 days’ written notice.

(c) Termination for “cause.” The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Administrator, upon the occurrence of a Cause Event (as defined below). “Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Administrator, or its agents or its assignees that perform services for the Company pursuant to this Agreement, has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Administrator to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Administrator or the Administrator authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Administrator, or (iv) a determination that the Administrator has (a) committed actual fraud against the Company, (b) misappropriated or embezzled funds of the Company, or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; provided, however, that if the Administrator takes all necessary actions to cure the damage caused by such actions or omissions described in this clause (iv) within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

(d) Notwithstanding the termination of this Agreement described above, the Administrator shall be entitled to any amounts owed under Section 4 of this Agreement through the date of termination, and Section 5 of this Agreement shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

HPS REAL ASSETS LENDING COMPANY LP

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

[Signature Page to Administration Agreement]